As filed with the Securities and Exchange Commission on January 11, 2011
Registration No. 333-106495

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FIRST INTERSTATE BANCSYSTEM, INC.
(Exact Name of Registrant as Specified in its Charter)

Montana	81-0331430
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
401 North 31st Street
Billings, Montana 59116
(Address of Principal Executive Offices and Zip Code)
FIRST INTERSTATE BANCSYSTEM, INC.
2001 STOCK OPTION PLAN
(Full Title of Plan)
Terrill R. Moore
Executive Vice President and Chief Financial Officer
FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
Billings, Montana 59116
(Name and Address of Agent for Service)
(406) 255-5390
(Telephone Number, Including Area Code, of Agent for Service)
With a Copy to:
Holland & Hart LLP
Attn: David G. Angerbauer, Esq.
222 S. Main Street, Suite 2200
Salt Lake City, Utah 84101
(801) 799-5800
Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated Filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed	Amount of
each class of securities to be	Amount to be	maximum offering	maximum aggregate	registration
registered	registered(1)	price per share(2)	offering price	fee(3)
Common stock, no par value	3,000,000	$11.50	$34,500,000	$2,791.05

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, no par value, which are issued or become issuable under the First Interstate BancSystem, Inc. 2001 Stock Option Plan. On March 5, 2010, the Registrant completed a recapitalization of its previously-existing common stock. The recapitalization included, among other things, a 4-for-1 split of the previously-existing common stock, the redesignation of the previously-existing common stock as Class B common stock and the creation of a new class of common stock designated as Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock. As a result of the recapitalization, the 750,000 shares of common stock originally registered hereby represent an aggregate of 3,000,000 shares of common stock, including shares of Class A common stock and Class B common stock.

(2)	Calculated in accordance with Rule 457(h) under the Securities Act, and adjusted from the original price of $46.00 per share to reflect the recapitalization noted above.

(3)	Previously paid.

EXPLANATORY NOTE
On March 5, 2010, First Interstate BancSystem, Inc. (the “Registrant”) completed a recapitalization of its previously-existing common stock. The recapitalization included, among other things, a 4-for-1 split of the previously-existing common stock, the redesignation of the previously-existing common stock as Class B common stock and the creation of a new class of common stock designated as Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock. In connection with the recapitalization and subsequent initial public offering of the Class A common stock (the “IPO”), the Registrant revised the First Interstate BancSystem, Inc. 2001 Stock Option Plan (the “Plan”) to clarify that any Plan awards that were outstanding prior to the IPO are exercisable for shares of Class B common stock. This post-effective amendment is being filed to reflect the recapitalization and Plan revision noted above, together with a current restatement of Part II of the registration statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this registration statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
     (b) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2010, February 2, 2010, February 8, 2010, February 10, 2010, March 8, 2010, March 10, 2010, March 22, 2010, March 24, 2010, March 29, 2010, April 22, 2010, May 11, 2010, June 2, 2010, July 22, 2010, August 10, 2010, September 2, 2010, September 24, 2010, October 25, 2010 and December 7, 2010, the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 3, 2010, the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the Commission on July 30, 2010 and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the Commission on November 4, 2010.
     (c) (i) The description of the Class A common stock of the Registrant contained in a Registration Statement on Form 8-A filed by the Registrant under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 9, 2010, and any amendments or reports filed for the purpose of updating such description. (ii) The description of the Class B common stock of the Registrant contained in a Registration Statement on Form 8-A filed by the Registrant under Section 12(g) of the Exchange Act, on April 15, 2002, as amended on March 12, 2010, and any further amendments or reports filed for the purpose of updating such description.
All documents filed subsequent hereto by the Registrant, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the Registrant’s common stock offered hereby has been sold or which deregisters all of the Registrant’s common stock then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and shall be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Sections 35-1-451 through 35-1-459 of the Montana Business Corporation Act, or the Montana Act, provide that a corporation may indemnify its directors and officers. In general, the Montana Act provides that a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation. Pursuant to the Montana Act, a corporation may indemnify a director or officer, if it is determined that the director engaged in good faith and meets certain standards of conduct. A corporation may not indemnify a director or officer under the Montana Act when a director is adjudged liable to the corporation, or when such person is adjudged liable on the basis that personal benefit was improperly received. The Montana Act also permits a director or officer of a corporation, who is a party to a proceeding, to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances.
The Registrant’s Articles of Incorporation provide for the indemnification of directors and officers to the fullest extent permitted by Montana law. The Registrant’s Bylaws also provide for the indemnification of directors and officers, including (1) the mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding, (2) the mandatory indemnification of a director or officer if a determination has been made that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, with no reasonable cause to believe such person’s conduct was unlawful, (3) for the reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, if the standards have been met as set forth in the Bylaws. The Registrant has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 35-1-458 of the Montana Act provides that a corporation may purchase and maintain insurance on behalf of director or officer of the corporation against liability asserted or incurred against such director or officer, while serving at the request of the corporation in such capacity, or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Montana Act.
The Montana Act provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for any actions taken, or any failure to take any action, as a director, except for circumstances involving an improper financial benefit, an intentional harm on the corporation or the stockholders, an unlawful distribution or an intentional violation of criminal law. The Registrant’s Articles of Incorporation limit the personal liability of directors to the fullest extent permitted by Montana law.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.

Regulation S-K
Exhibit	Document

4.1	Amended and Restated Articles of Incorporation dated March 5, 2010 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K/A filed on March 10, 2010).

Regulation S-K
Exhibit	Document

4.2	Amended and Restated Bylaws dated January 28, 2010 (incorporated herein by reference to Exhibit 3.8 of the Company’s Current Report on Form 8-K filed on February 2, 2010).

5.1*	Opinion of Holland & Hart LLP as to the legality of securities being offered.

23.1	Consent of McGladrey & Pullen LLP, Independent Registered Public Accounting Firm (incorporated herein by reference to Exhibit 23.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, No. 000-49733, filed on February 19, 2010).

23.2*	Consent of Holland & Hart LLP (included in Exhibit 5.1).

24*	Power of Attorney.

*	Previously filed.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus field with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on January 11, 2011.

First Interstate BancSystem, Inc.
By:	/s/ Lyle R. Knight
Lyle R. Knight
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 11, 2011.

Signature	Title

/s/ Thomas W. Scott*	Chairman of the Board
Thomas W. Scott

/s/ James R. Scott*	Vice Chairman of the Board
James R. Scott

/s/ Steven J. Corning	Director
Steven J. Corning

Director
David H. Crum

/s/ William B. Ebzery*	Director
William B. Ebzery

Director
Charles E. Hart, M.D., M.S.

Director
James W. Haugh

/s/ John M. Heyneman, Jr.*	Director
John M. Heyneman, Jr.

/s/ Lyle R. Knight Lyle R. Knight	President and Chief Executive Officer, Director (Principal Executive Officer)

Director
Ross E. Leckie

Director
Terry W. Payne

/s/ Jonathan R. Scott	Director
Jonathan R. Scott

/s/ Julie A. Scott*	Director
Julie A. Scott

/s/ Randall I. Scott*	Director
Randall I. Scott

Signature	Title

Director
Michael J. Sullivan

/s/ Sandra A. Scott Suzor*	Director
Sandra A. Scott Suzor

Director
Martin A. White

/s/ Terrill R. Moore Terrill R. Moore	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*By:	/s/ Terrill R. Moore
Terrill R. Moore, as attorney-in-fact

FIRST INTERSTATE BANCSYSTEM, INC.
EXHIBIT INDEX

Regulation S-K
Exhibit	Document

4.1	Amended and Restated Articles of Incorporation dated March 5, 2010 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K/A filed on March 10, 2010).

4.2	Amended and Restated Bylaws dated January 28, 2010 (incorporated herein by reference to Exhibit 3.8 of the Company’s Current Report on Form 8-K filed on February 2, 2010).

5.1*	Opinion of Holland & Hart LLP as to the legality of securities being offered.

23.1	Consent of McGladrey & Pullen LLP, Independent Registered Public Accounting Firm (incorporated herein by reference to Exhibit 23.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, No. 000-49733, filed on February 19, 2010).

23.2*	Consent of Holland & Hart LLP (included in Exhibit 5.1).

24*	Power of Attorney.

*	Previously filed.